Exhibit 10.25
RING ENERGY, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

1.Purpose and Effective Date.  Ring Energy, Inc. (the “Company”) has adopted this Change in Control and Severance Benefit Plan (this “Plan”) to provide for the payment of severance or change in control benefits to Eligible Individuals (as defined below).  This Plan was approved by the Board of Directors (the “Board”) of the Company to be effective as of March 6, 2024 (the “Effective Date”).

2.Definitions.  For purposes of this Plan, the terms listed below will have the meanings specified herein:

(a)“Accrued Obligations” means (i) payment to an Eligible Individual of all earned but unpaid Base Salary through the Date of Termination prorated for any partial period of employment; (ii) payment to an Eligible Individual of any unpaid annual incentive payment for the calendar year before the year in which the Date of Termination occurs with the amount determined as either the Actual Full Prior Year Bonus Amount or the Deemed Full Year Bonus Amount, as applicable, provided that an Eligible Individual shall not be entitled to such payment of any annual incentive payment upon a termination of employment by the Company for Cause or if the Eligible Individual terminates his or her employment without Good Reason or without a CIC Good Reason; (iii) payment to an Eligible Individual, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which such Eligible Individual has a vested entitlement as of the Date of Termination; (iv) payment to an Eligible Individual of any accrued unused vacation; and (v) payment to an Eligible Individual of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its Affiliates, including this Plan.

(b)“Actual Full Prior Year Bonus Amount” means if the Eligible Individual was employed for the entire previous year and the Board or Administrator had already finally determined the amount of the Eligible Individual’s annual incentive payment amount for the preceding year by the Date of Termination but the Company had not yet paid the Eligible Individual such amount, then such amount will be the amount that was determined by the Board or the Administrator.

(c)“Administrator” means the Board, the Compensation Committee of the Board or another Person or committee appointed by the Board to administer this Plan.

(d)“Affiliate” means (i) with respect to the Company, any Person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such Person or entity; provided, however, that a natural Person shall not be considered an Affiliate; and (ii) with respect to an Eligible Individual, any Person or entity that directly, or through one or more intermediaries, is controlled by such Eligible Individual or members of such Eligible Individual’s immediate family.

(e)“AIP” means the Eligible Individual’s then current “target” annual incentive payment amount.

(f)“Base Salary” means an Eligible Individual’s annual base salary as of the Notice of Termination (without regard to any reduction in such Base Salary which constitutes Good Reason or CIC Good Reason).

(g)“Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, development, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are conceived or developed by the Eligible Individual during his or her employment with the Company or its Affiliates, or originated by any third party and brought to the attention of the Eligible Individual during his or her employment with the Company or its Affiliates, together with information relating thereto (including, without limitation, geological, geophysical and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

(h)“Cause” means any of the following:

(i)an Eligible Individual’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its Affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii)an Eligible Individual’s repeated intoxication by alcohol or other drugs during the performance of his or her duties;

(iii)an Eligible Individual’s willful and intentional misuse of any of the funds of the Company or its Affiliates;

(iv)embezzlement against the Company or its Affiliates by an Eligible Individual;

(v)an Eligible Individual’s willful and material misrepresentations or concealments in any written reports submitted to any of the Company or its Affiliates;

(vi)an Eligible Individual’s willful and intentional material breach of the terms, conditions and covenants of this Plan;

(vii)an Eligible Individual’s material failure to follow or comply with the reasonable and lawful written directives of the Board or to otherwise perform his or her duties;

(viii)conduct constituting a material breach by an Eligible Individual of the Company’s then current Code of Business Conduct or the Officer Code of Ethics, and any other written policy referenced therein; provided that in each case the Eligible Individual knew or should have known such conduct to be a breach; or

(ix)an Eligible Individual’s misconduct, which has or would have if generally known, a materially adverse effect on the mission or reputation of the Company.

(i)“Change in Control” or “CIC” means each of the following:

(i)a change in the ownership of the Company which occurs on the date any one individual, entity or other person, or a related group of such persons (such person or group, a “Person”) acquires ownership of stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (whether such change in ownership occurs by way of a merger, consolidation, purchase or acquisition of stock, or other similar business transaction with the Company); provided, however, that, a Change in Control shall not occur if any Person owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)a change in the effective control of the Company which occurs on the date a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company; provided, however, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(iii)a change in the effective control of the Company which occurs on the date a majority of the members of the Board of the Company are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv)a change in the ownership of a substantial portion of the Company’s assets which occurs on the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s); provided, however, that for purposes of this definition, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (3) immediately above; or

(v)the date on which a complete liquidation or dissolution of the Company is consummated.

For purposes of this definition, the term “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Furthermore, for purposes of this definition, Persons will be considered to be acting as a group if they are owners of any entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute deferred compensation under Section 409A, to the extent required to avoid accelerated taxation or penalties, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in control in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

(j)“CIC Effective Date” means the date upon which a Change in Control occurs.

(k)“CIC Good Reason” shall exist in the event any of the following actions are taken without an Eligible Individual’s written consent, but only if the Date of Termination is within six (6) months before or twenty-four (24) months after a CIC Effective Date:

(i)a material reduction of the Eligible Individual’s then current Base Salary;

(ii)failure by the Company to pay the Eligible Individual in full on a current basis any amounts due and owing to the Eligible Individual under any long-term or short-term or other incentive compensation plans, agreements or awards or other action or inaction by the Company constituting a material breach of this Plan or other incentive compensation plans, agreements or awards;

(iii)a material reduction in the Eligible Individual’s position, authority, functions, duties or responsibilities compared to the Eligible Individual’s position, authority, functions, duties or responsibilities immediately prior to such reduction; or

(iv)the Eligible Individual’s primary work location being moved more than fifty (50) miles from the Eligible Individual’s primary work location immediately prior to the relocation.

(l)“CIC Payment Date” means the date which is the later of the first business day (i) thirty (30) days after the Date of Termination, and (ii) fifteen (15) days after the Release becomes effective and irrevocable in its entirety in accordance with Section 5(e); provided, that if the Date of Termination preceded the CIC Effective Date, then the CIC Payment Date will be the first business day thirty (30) days after the later of (x) the Severance Payment Date and (y) the CIC Effective Date.

(m)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(n)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(o)“Date of Termination” means (i) if the Eligible Individual’s employment with the Company and its Affiliates is terminated by death, the date of such Eligible Individual’s death; (ii) if the Eligible Individual’s employment is terminated because of the Eligible Individual becoming Disabled, then thirty (30) days after the Notice of Termination is given; or (iii) if (A) the Eligible Individual’s employment is terminated by the Company or any of its Affiliates with or without Cause or (B) the Eligible Individual’s employment is terminated by the Eligible Individual with or without Good Reason or CIC Good Reason, as applicable, then, in each case, the date specified in the Notice of Termination, which shall comply with the applicable notice requirements set forth herein.  Transfer of employment between and among the Company and its Affiliates, by itself, shall not constitute a termination of employment for purposes of this Plan.

(p)“Deemed Full Year Bonus Amount” means if the Eligible Individual was employed for the entire previous year but the Date of Termination occurred prior to the Board or the Administrator finally determining the amount of the Eligible Individual’s annual incentive payment amount for the preceding year, then the Company’s performance will be deemed to have been such that the Eligible Individual would have been awarded 100% of his or her target annual incentive payment amount for that year.

(q)“Deemed Pro Rata Bonus Amount” means the amount to be equal to the product of (A) the amount of such Eligible Individual’s then current AIP for the year of the Eligible Individual’s Date of Termination, times (B) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365).

(r)“Disability” or “Disabled” means, except as otherwise provided in this Plan, the Eligible Individual is unable to continue providing services by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Administrator.

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)“Good Reason” shall exist in the event any of the following actions are taken without an Eligible Individual’s written consent:

(i)a material reduction of the Eligible Individual’s then current Base Salary;

(ii)failure by the Company to pay the Eligible Individual in full on a current basis any amounts due and owing to the Eligible Individual under any long-term or short-term or other incentive compensation plans, agreements or awards or other action or inaction by the Company constituting a material breach of this Plan or other incentive compensation plans, agreements or awards;

(iii)a material reduction in the Eligible Individual’s position, authority, functions, duties or responsibilities compared to the Eligible Individual’s position, authority, functions, duties or responsibilities immediately prior to such reduction; or

(iv)the Eligible Individual’s primary work location being moved more than fifty (50) miles from the Eligible Individual’s primary work location immediately prior to the relocation.

(u)“Intellectual Property” means all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of the Eligible Individual prior to the date of this Plan), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Eligible Individual discovers, conceives, invents, creates or develops, alone or with others, during his or her employment with the Company or its Affiliates, if such discovery, conception, invention, creation or development (i) occurs in the course of the Eligible Individual’s employment with the Company, (ii) occurs with the use of any of the time, materials or facilities of the Company or its Affiliates, and (iii) in the good faith judgment of the Board or the Administrator, relates or pertains in any material way to the purposes, activities or affairs of the Company or its Affiliates.

(v)“LTIP” means collectively, the Company’s Long-Term Incentive Plan (as amended and restated from time to time) and the Company’s 2021 Omnibus Incentive Plan (as amended and restated from time to time) or any successor equity incentive plan maintained by the Company or successor to the Company.

(w)“Notice of Termination” means a notice that indicates the specific termination provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

(x)“Participation Agreement” means the participation agreement delivered to each Eligible Individual by the Company prior to the Eligible Individual’s entry into this Plan evidencing the Eligible Individual’s agreement to participate in this Plan and to comply with all terms, conditions and restrictions within this Plan, in substantially the form set forth on Exhibit B attached hereto.

(y)“Post-Termination Obligations” means any obligations owed by an Eligible Individual to the Company or any of its Affiliates which survive such Eligible Individual’s employment with the Company or its Affiliates, including, without limitation, any obligations and restrictive covenants (including covenants not to compete and not to solicit) set forth herein, in the Release or in an Eligible Individual’s Participation Agreement binding on the Eligible Individual.

(z)“SEC” means the U.S. Securities and Exchange Commission.

(aa)“Section 409A” means Section 409A of the Code and the treasury regulations and administrative guidance issued thereunder.

(ab)“Section 4999” means Section 4999 of the Code.

(ac)“Separation from Service” means a “separation from service” as such term is defined for purposes of Section 409A.

(ad)“Severance Obligations” means the Severance Obligations identified in Section 5(b), Section 5(c) and Section 5(d) of this Plan, as applicable.

(ae)“Severance Payment Date” means the date which is the later of the first business day (i) thirty (30) days after the Date of Termination, and (ii) fifteen (15) days after the Release becomes effective and irrevocable in its entirety in accordance with Section 5(e).

(af)“Stock Incentive Awards” means all forms of equity-based incentives granted to an Eligible Individual under the Company’s award plans, including without limitation stock appreciation rights, restricted stock, stock options, performance shares, performance stock units, and restricted stock units.

(ag)“Tier 1 Officer” means an Eligible Individual identified as a “Tier 1 Officer” as determined solely by the Administrator in its absolute discretion and identified in Schedule I attached hereto.

(ah)“Tier 2 Officer” means an Eligible Individual identified as a “Tier 2 Officer” as determined solely by the Administrator in its absolute discretion and identified in Schedule I attached hereto.

(ai)“Tier 3 Employee” means an Eligible Individual identified as a “Tier 3 Employee” as determined solely by the Administrator in its absolute discretion and identified in Schedule II attached hereto.

(aj)“Tier” means the level at which an Eligible Individual is identified immediately prior to the Eligible Individual’s termination of employment (without regard to any reduction in such Tier that constitutes a Good Reason or a CIC Good Reason).

3.Administration of this Plan.

(a)Authority of the Administrator.  This Plan will be administered by the Administrator.  Subject to the express provisions of this Plan (including without limitation Section 10) and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to this Plan, (ii) delegate its duties under this Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate.  The Administrator shall have complete discretion and authority with respect to this Plan and its application except to the extent that discretion is expressly limited by this Plan.  The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this Plan in any manner and to the extent it deems necessary or desirable to carry this Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) or otherwise arising under this Plan will be final and conclusive.

(b)Manner of Exercise of Authority.  Any action of, or determination by, the Administrator will be final, conclusive and binding on all Persons, including the Company, the Company’s Affiliates, the Board, the stockholders of the Company, each Eligible Individual, or other Persons claiming rights from or through an Eligible Individual.  The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine.  The Administrator may appoint agents to assist it in administering this Plan.

(c)Limitation of Liability.  The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.  The Administrator and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to this Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.Eligibility.  Each employee of the Company or any of its Affiliates eligible to receive the benefits described in this Plan as designated by the Administrator who has entered into a Participation Agreement and who has not been removed from this Plan (collectively, the “Eligible Individuals” and each an “Eligible Individual”).

5.Plan Benefits.

(a)Payment of Accrued Obligations.  In the event an Eligible Individual’s Date of Termination occurs for any reason, such Eligible Individual shall be entitled to receive the Accrued Obligations.  Participation in all benefit plans of the Company and its Affiliates will terminate upon an Eligible Individual’s Date of Termination except as otherwise specifically provided in the applicable plan.

(b)Severance Obligations – Unrelated to a Change in Control.  In the event an Eligible Individual’s employment with the Company and its Affiliates is terminated at any time either (A) by the Company or one of its Affiliates without Cause or (B) by such Eligible Individual resigning such Eligible Individual’s employment for Good Reason (other than, in either case, a termination within six (6) months before or the twenty-four (24)-month period following a CIC Effective Date with respect to Tier 1 and Tier 2 Officers or during the six (6) months before or the twelve (12)-month period following the CIC Effective Date with respect to Tier 3 Employees, in any which case shall be governed by Section 5(c) below), the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall be responsible for the Severance Obligations set forth below; provided that the conditions of Section 5(e), Section 7 and Section 9 have been fulfilled by the Eligible Individual.

(i)Tier 1 Officers.  The Severance Obligations to a Tier 1 Officer shall be as follows:

(1)on the Severance Payment Date, payment of a single lump sum equal to two (2.0) times the sum of (x) such officer’s Base Salary at the highest rate in effect at any time during the thirty-six (36)-month period immediately preceding the Date of Termination and (y) the amount of the officer’s most recent AIP, established by the Administrator, prior to the Date of Termination of such officer;

(2)on the Severance Payment Date, payment of an amount equal to one (1.0) times the officer’s Deemed Pro Rata Bonus Amount;

(3)on the Severance Payment Date, all Stock Incentive Awards held by such officer will become fully vested at the greater of target or actual performance and be immediately exercisable and all restrictions on such awards shall be deemed removed (other than as may be required under applicable securities laws); and

(4)if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the twenty-four (24)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the period prior to the Severance Payment Date immediately following the Date of Termination being payable on the Severance Payment Date and any other such reimbursement payable being paid on a monthly basis thereafter.

(ii)Tier 2 Officers.  The Severance Obligations to a Tier 2 Officer shall be as follows:

(1)on the Severance Payment Date, payment of a single lump sum equal to one (1.0) times the sum of (x) such officer’s Base Salary at the highest rate in effect at any time during the thirty-six (36)-month period immediately preceding the Date of Termination and (y) the amount of the officer’s most recent AIP, established by the Administrator, prior to the Date of Termination of such officer;

(2)on the Severance Payment Date, payment of an amount equal to one (1.0) times such officer’s Deemed Pro Rata Bonus Amount;

(3)on the Severance Payment Date, all Stock Incentive Awards held by such officer will become fully vested at the greater of target or actual performance and be immediately exercisable and all restrictions on such awards shall be deemed removed (other than as may be required under applicable securities laws); and

(4)if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the eighteen (18)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the period prior to the Severance Payment Date immediately following the Date of Termination being payable on the Severance Payment Date and any other such reimbursement payable being paid on a monthly basis thereafter.

(iii)Tier 3 Employee.  The Severance Obligations to a Tier 3 Employee shall be as set forth in Schedule III.

(c)Severance Obligations – Related to a Change in Control.  In the event an Eligible Individual is employed by the Company or one of its Affiliates on the CIC Effective Date or during the six (6) months prior to the CIC Effective Date and the Eligible Individual (i) resigns such Eligible Individual’s employment with the Company and its Affiliates for a CIC Good Reason or (ii) is terminated by the Company and its Affiliates without Cause, in each case, at any time within six (6) months before or the twenty-four (24) month period following the CIC Effective Date with respect to Tier 1 and Tier 2 Officers and at any time within the six (6) months before or the twelve (12)-month period following the CIC Effective Date with respect to Tier 3 Employees, then, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide the Severance Obligations set forth below, provided that the conditions of Section 5(e), Section 7 and Section 9 have been fulfilled.  Notwithstanding the foregoing, in the event that an Eligible Individual’s Separation of Service occurs by reason of the Eligible Individual’s refusal to accept an offer of employment (including continued employment with the Company or any of its Affiliates) in connection with a Change in Control or other corporate transaction and if such offer of employment would not constitute a basis for a CIC Good Reason, then the Eligible Individual shall not be entitled to Severance Obligations under this Plan pursuant to this Section 5(c).

(i)Tier 1 Officers.  The Severance Obligations to a Tier 1 Officer shall be as follows:

(1)on the CIC Payment Date, payment of a single lump sum equal to three (3.0) times the sum of (x) such officer’s Base Salary at the highest rate in effect at any time during the thirty-six (36)-month period immediately preceding the Date of Termination and (y) the amount of the officer’s most recent AIP, established by the Administrator, prior to the Date of Termination of such officer;

(2)on the CIC Payment Date, payment of an amount equal to one (1.0) times such officer’s Deemed Pro Rata Bonus Amount;

(3)on the CIC Payment Date, all Stock Incentive Awards held by such officer will become fully vested at the greater of target or actual performance and be immediately exercisable and all restrictions on such awards shall be deemed removed (other than as may be required under applicable securities laws); and

(4)if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the twenty-four (24)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the period prior to the CIC Payment Date immediately following the Date of Termination being payable on the CIC Payment Date and any other such reimbursement payable being paid on a monthly basis thereafter. Notwithstanding the foregoing, the benefits described in this subsection shall be discontinued by the Company prior to the end of the period provided in this subsection if such officer receives substantially similar benefits from a subsequent employer.

(ii)Tier 2 Officers.  The Severance Obligations to a Tier 2 Officer shall be as follows:

(1)on the CIC Payment Date, payment of a single lump sum equal to two (2.0) times the sum of (x) such officer’s Base Salary at the highest rate in effect at any time during the thirty-six (36)-month period immediately preceding the Date of Termination and (y) the amount of the officer’s most recent AIP, established by the Administrator, prior to the Date of Termination of such officer;

(2)on the CIC Payment Date, payment of an amount equal to one (1.0) times such Deemed Pro Rata Bonus Amount;

(3)on the CIC Payment Date, all Stock Incentive Awards held by such officer will become fully vested at the greater of target or actual performance and be immediately exercisable and all restrictions on such awards shall be deemed removed (other than as may be required under applicable securities laws); and

(4)if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the eighteen (18)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the period prior to the CIC Payment Date immediately following the Date of Termination being payable on the CIC Payment Date and any other such reimbursement payable being paid on a monthly basis thereafter. Notwithstanding the foregoing, the benefits described in this subsection shall be discontinued by the Company prior to the end of the period provided in this subsection if such officer receives substantially similar benefits from a subsequent employer.

(iii)Tier 3 Employees.  The Severance Obligations to a Tier 3 Employee shall be as set forth in Schedule III.

(iv)The foregoing notwithstanding, if the Date of Termination preceded the Change in Control, the amount of Severance Obligations to which the Eligible Individual will be entitled under this Section 5(c) will be the difference between the Severance Obligations already paid to the Eligible Individual, if any, under Section 5(b) and the Severance Obligations to be paid under this Section 5(c) (the “Additional Severance Obligations”). For the sake of clarity, any Severance Obligations payable under Section 5(b) will be payable on the Severance Payment Date, and any Severance Obligations payable under Section 5(c) and any Additional Severance Obligations will be payable on the CIC Payment Date.

(d)Severance Obligations – Death or Disability. In the event an Eligible Individual’s employment with the Company and its Affiliates is terminated by death or Disability, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below; provided that the conditions of Section 5(e), Section 7 and Section 9 have been fulfilled.

(i)Eligible Individuals.  The Severance Obligations to an Eligible Individual shall be as follows:

(1)in the event of the Eligible Individual’s termination by reason of Disability or death, the Eligible Individual will continue to receive his or her Base Salary in effect immediately prior to the Date of Termination and participate in applicable employee benefit plans or programs of the Company (on an equivalent basis to those employee benefit plans or programs provided therefore, including equity based programs) through the Date of Termination, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Eligible Individual under any Company disability policy or program funded by the Company;

(2)on the Severance Payment Date, all Stock Incentive Awards held by the Eligible Individual will become fully vested and immediately exercisable and all restrictions thereon shall be removed (other than as may be required under applicable securities laws); and

(3)in addition, in the event of death of the Eligible Individual, if and to the extent permitted under applicable law and without any penalty to the Company or the Eligible Individual, during the twelve (12)-month period commencing as of the date such Eligible Individual’s spouse and eligible dependents are eligible to elect and timely elect to continue coverage for such Eligible Individual’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the

Company that is the Eligible Individual’s employer immediately prior to termination) shall reimburse such Eligible Individual’s eligible dependents for the amount such Eligible Individual’s eligible dependents pay to effect and continue such coverage, with any such reimbursement payable for the period prior to the Severance Payment Date immediately following the Date of Termination being payable on the Severance Payment Date and any other such reimbursement payable being paid on a monthly basis thereafter.

Thereafter, the Company will have no further obligation to the Eligible Individual or his or her estate under this Plan, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

(e)Release. Notwithstanding Section 5(b) or Section 5(c) of this Plan, in no event shall an Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (i) tenders his or her resignation as a member of the Board and of the board of directors, management committee or other management appointment of any Affiliate (in each case, to the extent applicable) effective as of the Date of Termination (the “Resignation”), and (ii) executes a General Release in a form and substance approved by the Administrator (the “Release”) substantially similar to the Release attached hereto as Exhibit A, with any additional customary terms as the Administrator may deem appropriate in the circumstances, and such Release is not revoked.  Notwithstanding Section 5(d) of this Plan, in no event shall an Eligible Individual or the estate of the Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (or, if applicable, the Eligible Individual’s personal representative or estate) executes the Release, with any additional customary terms as the Administrator may deem appropriate in the circumstances, and such Release is not revoked.  The Eligible Individual or the Eligible Individual’s estate shall be eligible for the Severance Obligations only if the executed Release is returned to the Company and becomes irrevocable within sixty (60) days after the Date of Termination.  Until the Release has become irrevocable, any such Severance Obligations shall not be provided by the Company or any of its Affiliates.  If an Eligible Individual fails to return the Resignation so that it would, if accepted, be effective upon the Date of Termination, or if an Eligible Individual (or, if applicable, the Eligible Individual’s personal representative or estate) fails to return the Release to the Company in sufficient time so that the Release becomes irrevocable within sixty (60) days after the Date of Termination, such Eligible Individual’s rights to the Severance Obligations shall be forfeited.

(f)Severance Obligations Not Includable for Eligible Individual Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account the Eligible Individual’s income will exclude any and all Severance Obligations provided under this Plan.

6.Parachute Payment Limitations.

(a)Notwithstanding anything in this Plan to the contrary, if any payment or benefit received or to be received by the Eligible Individual in connection with a Change in Control or the termination of the Eligible Individual’s employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any other entity whose actions result in a Change in Control or any entity affiliated with the Company) (all such payments and benefits, including the Severance Obligations pursuant to Section 5(c), being hereinafter referred to as the “Total Payments”) would constitute an “excess parachute payment” under Section 280G(a) of the Code (or any successor provision thereto) and would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto), including any similar state or local tax and any related interest or penalties (collectively, the “Excise Tax”), then prior to making the Total Payments, a calculation shall be made comparing (i) the After-Tax Value (as defined below) to the Eligible Individual of the Total Payments after payment of the Excise Tax to (ii) the After-Tax Value to the Eligible Individual if the Total Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Total Payments be reduced to the minimum extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax.

(b)For purposes of this Plan, “After-Tax Value” shall mean the present value of the Total Payments reduced by all federal, state, local and foreign income, excise and employment taxes applicable to such payments. Furthermore, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. All determinations and calculations required to be made under this Section 6 shall be made by the Company’s independent accountants (at the Company’s expense), in consultation with the Eligible Individual and subject to the reasonable right of the Eligible Individual’s representative(s) to review and comment on such calculations prior to final determination. The parties recognize that the actual implementation of the provisions of this Section 6 may be complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(c)The Total Payments shall be reduced, as applicable, in a manner that maximizes the Eligible Individual’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

7.Conditions to Receipt of Severance Obligations.

(a)Compliance with Post-Termination Obligations. Notwithstanding anything contained in this Plan to the contrary, the Company and its Affiliates shall have the right to cease providing any part of the Severance Obligations, and the Eligible Individual shall be required to immediately repay the Company and its Affiliates for any Severance Obligations already provided, but all other provisions of this Plan shall remain in full force and effect, if such Eligible Individual has been determined, pursuant to the dispute resolution provisions hereof, not to have fully complied with such Eligible Individual’s Post-Termination Obligations during the Restrictive Period or longer, as may be the case.

(b)Separation from Service Required.  Notwithstanding anything contained in this Plan to the contrary, the Eligible Individual shall be entitled to Severance Obligations only if such Eligible Individual’s termination of employment constitutes a Separation from Service.

8.Termination.

(a)Notice of Termination.  Any termination of an Eligible Individual’s employment with the Company and its Affiliates (other than termination as a result of death) shall be communicated by written Notice of Termination to, (i) in the case of termination by an Eligible Individual, the Company or one of its Affiliates and (ii) in the case of termination by the Company and its Affiliates, the Eligible Individual. Unless an Eligible Individual has a separate employment agreement, such Eligible Individual shall be deemed to be an employee “at will” of the Company.

(b)Death.  An Eligible Individual’s employment with the Company and its Affiliates shall terminate immediately upon such Eligible Individual’s death.

(c)Disability.  An Eligible Individual’s employment with the Company and its Affiliates shall terminate fifteen (15) days after Notice of Termination is given by the Company or its Affiliates.

(d)For Cause.

(i)Subject to Section 8(d)(ii), the Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company and its Affiliates immediately for any Cause.

(ii)If the Administrator determines, in its sole discretion, that a cure is possible and appropriate, the Company or the applicable Affiliate will give an Eligible Individual being terminated for Cause written notice of the acts or omissions constituting Cause and no termination of such Eligible Individual’s employment with the Company and its Affiliates for Cause shall occur unless and until such Eligible Individual fails to cure such acts or omissions within fifteen (15) days following the receipt of such written notice. If the Administrator determines, in its sole discretion, that a cure is not possible or appropriate, an Eligible Individual being terminated for Cause shall have no notice or cure rights before such Eligible Individual’s employment with the Company and its Affiliates is terminated for Cause.

(e)Without Cause.  The Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company for any reason, at any time by providing written notice to such Eligible Individual that the Company and its Affiliates is terminating such Eligible Individual’s employment with the Company and its Affiliates without Cause.

(f)With Good Reason.

(i)Subject to Section 8(f)(ii), an Eligible Individual shall be permitted to terminate such Eligible Individual’s employment with the Company and its Affiliates for any Good Reason or CIC Good Reason, as applicable.

(ii)To exercise an Eligible Individual’s right to terminate such Eligible Individual’s employment for Good Reason or CIC Good Reason, as applicable, such Eligible Individual must provide written notice to the Company or one of its Affiliates of such Eligible Individual’s belief that Good Reason or CIC Good Reason, as applicable, exists within ninety (90) days of the initial existence of the condition(s) giving rise to such Good Reason or CIC Good Reason, as applicable, and such notice shall describe the conditions believed to constitute Good Reason or CIC Good Reason, as applicable.  The Company and its Affiliates shall have thirty (30) days to remedy the Good Reason or CIC Good Reason, as applicable, condition(s) (the “Cure Period”). If the condition(s) are not remedied during such Cure Period, such Eligible Individual may terminate such Eligible Individual’s employment with the Company and its Affiliates for Good Reason or CIC Good Reason, as applicable, by delivering a Notice of Termination to the Company; provided, however, that such termination must occur no later than ten (10) days after the conclusion of the Cure Period; otherwise, such Eligible Individual is deemed to have accepted the condition(s), or the Company’s and its Affiliates correction of such condition(s), that may have given rise to the existence of such Good Reason or CIC Good Reason, as applicable.

(g)Without Good Reason.  An Eligible Individual shall be entitled to terminate such Eligible Individual’s employment with the Company and its Affiliates at any time by providing thirty (30) days written Notice of Termination to the Company or one of its Affiliates and stating that such termination is without Good Reason or CIC Good Reason; provided, however, that notwithstanding anything to the contrary contained herein, the Company and its Affiliates shall be under no obligation to continue to employ such Eligible Individual for such thirty (30)-day period.

(h)Suspension of Duties.  Notwithstanding the foregoing provisions of this Section 8, the Company and its Affiliates may, to the extent doing so would not result in the Eligible Individual’s Separation from Service, suspend an Eligible Individual from performing such Eligible Individual’s duties, responsibilities, and authorities (including, without limitation, such Eligible Individual’s duties, responsibilities and authorities as a member of the Board or the board of directors of any Affiliate) following the delivery by such Eligible Individual of a Notice of Termination providing for such Eligible Individual’s resignation, or following delivery by the Company or one of its Affiliates of a Notice of Termination providing for the termination of such Eligible Individual’s employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to any Company benefit plans under Section 401(a) of the Code and the rules applicable to nonqualified deferred compensation plans under Section 409A, such Eligible Individual shall continue to be treated as employed by the Company and its Affiliates for other purposes, and such Eligible Individual’s rights to compensation or benefits shall not be reduced by reason of the suspension; and provided, further, that any such suspension shall not serve as a basis for Good Reason or CIC Good Reason, as applicable, and shall not affect the determination of whether the resignation was for Good Reason or CIC Good Reason, as applicable, or without Good Reason or CIC Good Reason, as applicable, or whether the termination was for Cause or without Cause.  The Company and its Affiliates may suspend an Eligible Individual with pay pending an investigation authorized by the Company or any of its Affiliates or a governmental authority in order to determine whether such Eligible Individual has engaged in acts or omissions constituting Cause, and in such case the paid suspension shall not constitute a termination of such Eligible Individual’s employment with the Company and its Affiliates; provided, however, that such suspension shall not continue past the time that the Eligible Individual would incur a Separation from Service (at such point, the Company shall either terminate the Eligible Individual in accordance with this Plan or have the Eligible Individual return to active employment).

9.Restrictive Covenants. By executing a Participation Agreement, the Eligible Individual agrees to the following provisions:

(a)Confidential Information. The Eligible Individual hereby acknowledges that in connection with his or her employment by the Company and his or her participation in this Plan, he or she will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Eligible Individual or otherwise has been or is made available to him or her) regarding the business and operations of the Company and its Affiliates. The Eligible Individual further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Plan, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company or its Affiliates relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or its Affiliates, whether oral or in written form. The Eligible Individual agrees that all Confidential Information is and will remain the property of the Company or its Affiliates, as the case may be. The Eligible Individual further agrees, except for disclosures occurring in the good faith performance of his or her duties for the Company or its Affiliates, during his or her employment with the Company or its Affiliates, the Eligible Individual will hold in the strictest confidence all Confidential Information, and will not, both during his or her employment with the Company or its Affiliates and after the Date of Termination, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any Person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his or her own benefit or profit or allow any Person, entity or third party, other than the

Company or its Affiliates and authorized Eligible Individuals of the same, to use or otherwise gain access to any Confidential Information. The Eligible Individual will have no obligation under this Plan with respect to any information that becomes generally available to the public other than as a result of a disclosure by the Eligible Individual or his or her agent or other representative or becomes available to the Eligible Individual on a non-confidential basis from a source other than the Company or its Affiliates. Further, the Eligible Individual will have no obligation under this Plan to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, the Eligible Individual promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order. The Eligible Individual understands that nothing contained in this Plan limits the Eligible Individual’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). The Eligible Individual further understands that this Plan does not limit the Eligible Individual’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Plan does not limit the Eligible Individual’s right to receive an award for information provided to any Government Agencies.

(b)Return of Property. The Eligible Individual agrees to deliver promptly to the Company, upon termination of his or her employment with the Company or its Affiliates, or at any other time when the Company so requests, all documents relating to the business of the Company or its Affiliates, including without limitation: all computers, telephones, access cards, geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company or its Affiliates and all copies thereof and therefrom; provided, however, that the Eligible Individual will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Eligible Individual’s rights under this Plan, copies of this Plan and any attendant or ancillary documents.

(c)Non-Compete Obligations. In exchange for the Eligible Individual’s participation in this Plan, which the Eligible Individual agrees is good and valuable consideration, the Eligible Individual agrees to the following restrictions:

(i)Non-Compete Obligations During Employment with the Company. The Eligible Individual agrees that during his or her employment with the Company or its Affiliates:

(1)the Eligible Individual will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an Eligible Individual, employer, consultant, agent, principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, developing, producing, gathering or marketing hydrocarbons and related products (“Competing Business”); provided that the foregoing shall not be deemed to restrain the participation by the Eligible Individual’s spouse in any capacity set forth above in any business or activity engaged in any such activity and provided further that the Company may, in good faith, take such reasonable action with respect to the Eligible Individual’s performance of his or her duties, responsibilities and authorities as it deems necessary and appropriate to protect its legitimate business interests with respect to any actual or apparent conflict of interest reasonably arising from or out of the participation by Eligible Individual’s spouse in any such competitive business or activity; and

(2)all investments made by the Eligible Individual (whether in his or her own name or in the name of any family members or other nominees or made by the Eligible Individual’s controlled affiliates), which relate to the leasing, acquisition, exploration, development, production, gathering or marketing of hydrocarbons and related products will be made solely through the Company, other than as may be approved by the Board; and the Eligible Individual will not (directly or indirectly through any family members or other Persons), and will not permit any of his or her controlled affiliates to: (A) invest or otherwise participate alongside the Company or its Affiliates in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Company or its Affiliates ultimately participates in such business or activity, in either case, except through the Company. Notwithstanding the foregoing, nothing in this Section 9(c) shall be deemed to prohibit the Eligible Individual or any family member from owning, or otherwise having an interest in, less than one percent (1%) of any publicly owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above; provided that Eligible Individual has no active role with respect to any investment by such fund in any entity.

(ii)Non-Compete Obligations After Date of Termination. The Eligible Individual agrees that the Eligible Individual will not engage or participate in any manner, whether directly or indirectly, through any family member or other Person or as an employee, employer, consultant, agent principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity during the one (1) year period following the Date of Termination (the “Restricted Period”), in any Competing Business within the boundaries of, or within a two-mile radius of the boundaries of, any mineral property interest of any of the Company or its Affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Company or its Affiliates has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Date of Termination or as of the end of the six (6) month period following such Date of Termination; provided that, this Section 9(c)(ii) will not preclude the Eligible Individual from making investments in securities of oil and gas companies which are registered on a national stock exchange, if (1) the aggregate amount owned by the Eligible Individual and all family members and Affiliates does not exceed five percent (5%) of such company’s outstanding securities, and (2) the aggregate amount invested in such investments by the Eligible Individual and all family members and Affiliates after the date hereof does not exceed $1,000,000.

(iii)Six Months Following Change in Control Termination. The Restricted Period for an Eligible Individual will be six (6) months rather than one (1) year in the event that the Eligible Individual receives any Severance Obligations pursuant to Section 5(c).

Notwithstanding the foregoing, nothing in this Section 9(c) shall be deemed to restrain the participation by the Eligible Individual’s spouse in any capacity set forth above in any business or activity described above.

(d)Non-Solicitation.

(i)Non-Solicitation Other than Following a Change in Control Termination. During the Eligible Individual’s employment with the Company or its Affiliates and during the Restricted Period, the Eligible Individual will not, whether for his or her own account or for the account of any other Person (other than the Company or Affiliates), (1) intentionally solicit, endeavor to entice away from the Company or its Affiliates, or otherwise interfere with the relationship of the Company or its Affiliates with, any Person who is employed by the Company or its Affiliates (including any independent sales representatives or organizations), or (2) using Confidential Information, solicit, endeavor to entice away from the Company or its Affiliates, or otherwise interfere with the relationship of the Company or its Affiliates with, any client or customer of the Company or its Affiliates in direct competition with the Company.

(ii)Not Applicable Following Change in Control Termination. The Eligible Individual will not be subject to the covenants contained in Section 9(d)(i) and such covenants will not be enforceable against the Eligible Individual in the event that the Eligible Individual receives any Severance Obligations pursuant to Section 5(c).

(e)Assignment of Developments. The Eligible Individual assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of the Eligible Individual’s right, title and interest in and to all Business Opportunities and Intellectual Property, and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

(f)Injunctive Relief. The Eligible Individual acknowledges that a breach of any of the covenants contained in this Section 9 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/

or a preliminary or permanent injunction restraining the Eligible Individual from engaging in activities prohibited by this Section 9 or such other relief as may be required to specifically enforce any of the covenants in this Section 9.

(g)Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 9 to be reasonable. However, if any such covenant or restriction or part thereof is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant, restriction, or part thereof will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

10.General Provisions.

(a)Taxes.  The Company and its Affiliates are authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company and its Affiliates may deem advisable to enable the Company, its Affiliates and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b)Offsets and Substitutions.  Pursuant to Treasury Regulation Section 1.409A-3(j)(4)(xiii), the Company and its Affiliates may set off against, and each Eligible Individual authorizes the Company and its Affiliates to deduct from, any payments due to such Eligible Individual, or to such Eligible Individual’s estate, heirs, legal representatives or successors, any amounts which may be due and owing to the Company or an Affiliate by such Eligible Individual, arising in the ordinary course of business whether under this Plan or otherwise.  To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an Eligible Individual under another plan of the Company or its Affiliates or an agreement with the Eligible Individual and the Company or its Affiliates, including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that an Eligible Individual moves between Tiers, and to the extent that such other payments or benefits or the Severance Obligations provided under this Plan are subject to Section 409A, this Plan shall be administered to ensure that no payment or benefit under this Plan will be (i) accelerated in violation of Section 409A or (ii) further deferred in violation of Section 409A.

(c)Term of this Plan; Amendment and Termination.

(i)Prior to a Change in Control, this Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by the Administrator and a majority of the Board; provided, however, that (1) any such amendment, modification or termination made prior to a Change in Control that materially adversely affects the benefits or protections of any Eligible Individual must be unanimously approved by the Board, including any independent director(s) but excluding any directors who are Eligible Individuals under this Plan, and such amendment, modification or termination will not be effective for a period of twenty-four (24) months after such approval by the Board, and (2) no such amendment, modification or termination that the Administrator determines in its sole discretion is required to be adopted as a condition to the consummation of Change in Control pursuant to the request of a third party who effectuates a Change in Control that would adversely affect the benefits or protections hereunder of any Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such Eligible Individual.  For a period of twenty-five (25) months following the CIC Effective Date, this Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any Eligible Individual under this Plan on the date the Change in Control occurs unless agreed in writing by the Eligible Individual.

(i)Notwithstanding the provisions of Section 10(c)(i) above, the Company may terminate and liquidate this Plan in accordance with the provisions of Section 409A.

(ii)Notwithstanding the foregoing, no amendment, modification or termination of this Plan shall adversely affect any Eligible Individual’s entitlement to payments under this Plan for qualifying terminations of employment occurring prior to such amendment, modification or termination (other than as required to permit termination of this Plan in accordance with Section 409A), nor shall such amendment, modification or termination relieve the Company of its obligation to pay vested benefits to Eligible Individuals who experienced a qualifying termination of employment prior to the date of such amendment, modification or termination as otherwise set forth herein, except as otherwise consented to by such Eligible Individual.

(d)Successors.  This Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require any successor to the Company to expressly and unconditionally assume this Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Neither this Plan nor any right or obligation hereunder of any Eligible Individual may be assigned or delegated without the prior written consent of the Company; provided, however, that an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Plan shall not confer any rights or remedies upon any Person other than the Company, its Affiliates and the Eligible Individuals and their respective successors and permitted assigns.

(e)Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of an Eligible Individual, mailed notices shall be addressed at the home address which the Eligible Individual most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Administrator and the Company’s Chief Executive Officer.

(f)Unfunded Obligation.  All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company and its Affiliates.

(g)Directed Payments.  If any Eligible Individual is determined by the Administrator to be Disabled, the Administrator may cause the payment or payments becoming due to such Eligible Individual to be made to another Person for such Person’s benefit without responsibility on the part of the Administrator or the Company and its Affiliates to follow the application of such funds.

(h)Limitation on Rights Conferred Under Plan.  Neither this Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or any Affiliate; (ii) interfering in any way with the right of the Company or any Affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees of the Company or any of its Affiliates. The provisions of this Plan supersede any oral statements made by any employee, officer, or Board member of the Company or any of its Affiliates regarding eligibility, severance payments and benefits.

(i)Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(j)Dispute Resolution.  Any and all disputes, claims or controversies arising out of or relating to this Plan (i) shall be brought by an Eligible Individual in such Eligible Individual’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding, and (ii) shall be resolved only in the courts of the State of Texas or the United States District Court for the Southern District of Texas and the appellate courts having jurisdiction of appeals in such courts.  Any proceeding relating to this Plan or any Eligible Individual’s benefits hereunder, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the Southern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and (1) agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (2) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Eligible Individual or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (3) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or the Eligible Individual’s employment by the Company or any affiliate of the Company, or the Eligible Individual’s or the Company’s performance under, or the enforcement of, this Plan, (4) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Eligible Individual’s or the Company’s address on record with the Company and (5) agrees that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.  The parties acknowledge and agree that in connection with any dispute hereunder, the non-prevailing party shall be responsible for the payment of the prevailing party’s costs and expenses, including, without limitation, the prevailing party’s legal fees and expenses; provided that if the dispute solely involves a dispute as to whether “Cause”, “Good Reason” or “CIC Good Reason” exists, each party shall bear its own costs and expense, regardless of the outcome of such dispute.

(k)Severability.  The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

(l)Section 409A.

(i)This Plan is intended to comply with Section 409A or an exemption thereunder, and payments shall be made under this Plan upon an event and in a manner permitted by Section 409A. This Plan shall be construed and operated accordingly.  The Company may amend this Plan at any time to the extent necessary to comply with Section 409A.  Any Eligible Individual shall perform any act, or refrain from performing any act, as reasonably requested by the Company to comply with any correction procedure promulgated pursuant to Section 409A. In no event shall the Company be responsible or liable for any additional tax, interest or penalty that may be imposed on an Eligible Individual by Section 409A or damages for failing to comply with Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts subject to Section 409A upon or following a termination of employment unless such termination is also a Separation of Service. Notwithstanding any to the contrary in this Plan, to the extent required to avoid the imposition of penalties or interest under Section 409A, any payment or benefit to be paid or provided on account of an Eligible Individual’s Separation from Service to an Eligible Individual who is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code) that would be paid or provided prior to the first day of the seventh (7th) month following the Eligible Individual’s Separation from Service shall be paid or provided on the first day of the seventh (7th) month following the Eligible Individual’s Separation from Service or, if earlier, the date of the Eligible Individual’s death.

(iii)Each payment to be made under this Plan shall be treated as a right to receive a series of separate payments and each such payment shall be a separately identifiable, determinable or designated amount for purposes of Section 409A.

(iv)In no event may an Eligible Individual, directly or indirectly, designate the calendar year of a payment hereunder. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of an Eligible Individual’s execution of a release, directly or indirectly, result in an Eligible Individual designating the calendar year of payment of any deferred compensation subject to Section 409A, and if a payment subject to Section 409A is subject to execution of a release and could be made in more than one taxable year, payment of such an amount shall be made in the later taxable year. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A.

(m)Clawback. Notwithstanding any provision in this Plan to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (ii) any policy that may be adopted or amended by the Board from time to time, all cash paid hereunder shall be subject to forfeiture and/or recoupment to the extent necessary to comply with such law(s) and/or policy.

(n)PHSA § 2716.  Notwithstanding anything to the contrary in this Plan, in the event that the Company or any of its Affiliates is subject to the sanctions imposed pursuant to Section 2716 of the Public Health Service Act by reason of this Plan, the Company may amend this Plan at any time with the goal of giving the Eligible Individual the economic benefits described herein in a manner that does not result in such sanctions being imposed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has adopted this Change in Control and Severance Benefit Plan as of the Effective Date.

RING ENERGY, INC.

By:	/s/ Paul D. McKinney
Name:	Paul D. McKinney
Title:	Chief Executive Officer and Chairman of the Board

[Signature page to the Change in Control and Severance Benefit Plan]

SCHEDULE I
OFFICER TIERS

Tier	Name and Position
Tier 1	As determined by the Administrator from time to time in its sole and absolute discretion.
Tier 2	As determined by the Administrator from time to time in its sole and absolute discretion.

SCHEDULE II

TIER 3 EMPLOYEES

Tier	Name and Position
Tier 3	As determined by the Administrator or the Chief Executive Officer of the Company from time to time.

EXHIBIT A
FORM OF GENERAL RELEASE

1.The undersigned (“Employee”), on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Ring Energy, Inc. Change In Control and Severance Benefit Plan, as in effect on of March 6, 2024 (the “Plan”), under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases Ring Energy, Inc. and its successors and affiliates (the “Company”), its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, managers, employees, attorneys, affiliates, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Release is signed by Employee.  Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, the Americans with Disabilities Act of 2008, the Family Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, as well as other state employment laws including Chapter 21 of the Texas Labor Code (Tex. Lab. Code Ann. §§ 21.001 to 21.556), the Texas Anti-Retaliation Act (Tex. Lab. Code Ann. § 451.001), the Texas Payday Law (Tex. Lab. Code Ann. §§ 61.001 to 61.095), or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of the Plan, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; or (b) Employee’s rights, if any, to indemnification or defense under the Company’s articles of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company (this “Release”).  Appendix A to this Release sets forth the benefits, payments and obligations to which Employee is entitled under the Plan if, and only if, this Release is executed, delivered and become irrevocable by no later than _____________, which is sixty (60) days after the Employee’s Date of Termination. Employee acknowledges and agrees that he is not entitled to any other termination or severance benefits whether under the Plan or otherwise. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2. [Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA.  Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:  (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Release; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Release; (c) Employee has [twenty-one (21) days][forty-five (45) days] to consider this Release (although Employee may choose to voluntarily execute this Release earlier); (d) Employee has seven (7) days following the execution of this Release to revoke this Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Employee (the “Effective Date”).]

3.Nothing in this Release (including, without limitation, Sections 4, 5 and 7 hereof), the Plan or any other Company agreement, policy or procedure (this Release, the Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against you for any of these activities, and nothing in the Company Arrangements requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.

Further, nothing in the Company Arrangements precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Release becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.

Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

4.Employee agrees that, except to the extent it conflicts with Section 3 of this Release, Section 7 and Section 9 of the Plan shall by their terms survive the execution of this Release and that the parties’ rights and duties thereunder shall not in any way be affected by this Release.  Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company. Employee further warrants and represents that, except as provided by Section 3, Employee has never violated Section 9 of the Plan and will not do so in the future.

5.Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”).  Employee agrees that Employee shall testify truthfully in connection with any such Proceeding.  Except as provided in Section 3, Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section 5 if the Employee timely submits receipts or documentation that supports the reimbursement that the Employee requests from the Company.

6.Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.

7.Employee covenants never to disparage or speak ill of the Company or any Company product or service, or of any past or present employee, manager, officer or director of the Company, except as provided in Section 3.  This obligation to never disparage the Company, its product or service or any past or present employee, manager, officer or director of the Company, except as provided in Section 3 shall include any verbal conversation, email/text/instant messaging statements, statements made to any electronic and print media, and any web-based social media site or blog (e.g., LinkedIn, Facebook, Glassdoor.com, Instagram and/or Twitter). Employee further agrees not to harass, intimidate, bully, or behave unprofessionally towards any past, present or future Company employee, manager, officer or director.

8.Release of Unknown Claims.  It is the intention of Employee that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release.  It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

[EMPLOYEE NAME]

By:

EXHIBIT B

FORM OF PARTICIPATION AGREEMENT

[DATE]

Dear [NAME]:

We are pleased to inform you that you are eligible to participate in the Ring Energy, Inc. Change in Control and Severance Benefit Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to your execution and delivery of this agreement, which constitutes a Participation Agreement, and to the terms and conditions of the Plan, which is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.

You are party to an employment agreement with the Company dated [ ] (the “Former Employment Agreement”). By signing below, you hereby terminate such Former Employment Agreement and irrevocably forfeit any right to benefits set forth therein, and you understand and agree that such Former Employment Agreement shall be of no further force or effect as of the date set forth below, and you shall be an at-will employee hereafter, as described in the Plan.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans, agreements and arrangements of the Company or its Affiliates (and supersede all prior oral or written communications by the Company or its Affiliates with respect to severance benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of No further force and effect, solely with respect to your severance entitlements set forth therein.

You specifically agree to the provisions of Section 7, Section 9 and Section 10 of the Plan.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Please execute this Participation Agreement in the space provided below and send a fully executed copy to the undersigned no later than [ ].

Sincerely,

RING ENERGY, INC.

By:____________________________
Name:
Title:

AGREED AND ACCEPTED

This ________ day of ____________, 20__ by:

______________________________
[NAME]